EXHIBIT 23.1


                          INDEPENDENT AUDITORS' CONSENT



The Board of Directors
BioSource International, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-91838) on Form S-8 of BioSource International, Inc. of our report dated February 18, 2002, with respect to the consolidated balance sheets of BioSource International, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2001 and the related financial statement schedule, which report appears in the December 31, 2001 annual report on Form 10-K of BioSource International, Inc.




Los Angeles, California
March 25, 2002